Exhibit 99.1

Primis Financial Corp. Reports Basic and Diluted Earnings per Share for the Second Quarter of 2023

Announces Cost Saving Initiative

Declares Quarterly Cash Dividend of $0.10 Per Share

MCLEAN, Va., July 27, 2023 /PRNewswire/ -- Primis Financial Corp. (NASDAQ: FRST) ("Primis" or the "Company"), and its wholly-owned subsidiary, Primis Bank (the "Bank"), today reported a net loss of $0.2 million for the quarter ended June 30, 2023, compared to net income of $6.0 million for the quarter ended March 31, 2023 and $5.0 million for the quarter ended June 30, 2022. Earnings per share ("EPS") for the three months ended June 30, 2023 was a loss of $0.01 on a basic and diluted basis, compared to earnings of $0.24 on a basic and diluted basis for the three months March 31, 2023 and $0.20 on a basic and diluted basis for the three months ended June 30, 2022. Net income for the six months ended June 30, 2023 was $5.8 million compared to $9.5 million for the six months ended June 30, 2022. Earnings per share for the six months ended June 30, 2023 were $0.23 on a basic and diluted basis, compared to $0.39 on a basic and $0.38 on a diluted basis for the six months ended June 30, 2022. Notable impacts to the quarter include one-time costs tied to cost saving initiatives and impairments and other costs related to the disposal of nonperforming assets, all discussed further below, with a combined impact of $4 million pre-tax.

Commenting on the quarterly results, Dennis J. Zember Jr., President and CEO stated, "We are finishing the second quarter with pro forma capital, liquidity and credit quality levels that are at the top of our peer group. While the cost to the quarterly results are noticeable to achieve this, I believe operating in this current environment with substantial balance sheet strength is very important. We have the best funding strategies in our peer group and even further in our very competitive region and our 23% beta on our core bank's interest bearing deposits evidences that strength. Additionally, our efforts over the past several years to focus away from long-maturity CRE into shorter and higher quality asset classes also brings strength to our balance sheet and confidence in our future growth."

Mr. Zember continued, "The inverted yield curve is a reality, but it's not normal and it will not persist forever. In this environment, our funding and investment decisions have less incremental profitability, by around 100bps, than normal. Instead of abandoning our higher quality asset strategies that will produce the margins we want in normal cycles, we have pivoted hard towards much lower costs and a gain on sale model for that production. Our V1BE delivery service for branch functions will allow us to consolidate branches reduce associated costs and retain virtually all of the low cost deposits. We went further and have reduced administrative staff and recalibrated other strategies and functions that bring the total cost reductions to approximately 12% of non-mortgage operating expense. Lastly, we believe our move to the gain on sale model should offset most of the decrease in net interest income and when fully in place, allow us to supercharge our lending efforts and customer acquisition."

Cost Saving Initiative

The Company has put in place a material cost saving project to reduce administrative and branch expenses given the challenging operating environment. As part of this initiative, the Bank will initially consolidate 8 branch locations, reducing total branches from 32 to 24, with an expected effective date of October 31, 2023. Branch consolidations are expected to save approximately $2.9 million annually. In addition to consolidating branches, the Company is reducing administrative expenses by eliminating certain positions and not filling others lost to recent attrition. Administrative reductions are expected to save approximately $6.5 million annually and is expected to be fully implemented early in the third quarter of 2023. Combined savings are expected to be approximately $9.4 million annually. Second quarter 2023 results include approximately $1.5 million of severance and related charges for these activities.

Material Improvement in Asset Quality

During the period or subsequent to the second quarter of 2023, the Company sold or took near term contracts on 80% of its non-performing assets outstanding last quarter and experienced new non-accrual loans of only $0.6 million in the second quarter of 2023. Upon the expected closing of the contracts, pro-forma non-performing assets to total assets would have been only 0.13% as of June 30, 2023. Charges associated with impairing the non-performing assets to prepare for the sale totaled $2.3 million in the quarter.

Additionally, the Company ended the quarter with only 4.7% of loans in office CRE. The Company ended the quarter with 10.9% of loans secured by cash (mostly in life premium finance), 9.1% of loans to medical professionals and 18.1% in first mortgage loans with a weighted average LTV of approximately 51.4%. Lastly, concentrations in hospitality continued to decline in the second quarter of 2023, and are currently 6.6% of total loans with a current weighted average debt service coverage of over 1.50x as of the end of the second quarter of 2023.

Sweep Program Implementation

The Company implemented a traditional sweep program on the last day of the second quarter of 2023. The sweep program initially swept $348 million on June 30, 2023 but management expects the amount to grow throughout the third quarter of 2023. The effect of the program increases the Company's leverage ratio to approximately 8.6% (if in place for all of the second quarter of 2023), a level that the Company's management believes is in the top quartile of its peer group. Additionally the program reduces uninvested cash on the balance sheet and would have increased the net interest margin by approximately 35 basis points in the second quarter.

With the sweep in place, the Company intends to resume account opening on the digital platform in a measured way with the goal to continue increasing accounts throughout the remainder of 2023. Additional funds raised through new accounts will not affect the Company's capital or profitability ratios except that incremental spread between the earnings rate and the customer rate will improve the Company's non-interest income. To achieve national name recognition and credibility, and the inertia and flexibility that comes alongside that image, management believes that the Company would need total accounts of approximately 50,000 or more and believes the sweep program provides the ability to scale to that level with minimal risk or impact to sensitivity or capital levels, while positively impacting the Company's operating results. Lastly, the sweep program provides customers with enhanced FDIC insurance of up to $2 million per account holder.

Discussion of Employee Fraud

Late in the second quarter of 2023, the Company discovered an employee loan fraud with total exposure of approximately $2.5 million. The employee, for a period of more than 10 years, would combine expertly crafted but fraudulent documentation and the willing participation of external parties to make or renew loans. Management believes, on the advice of its counsel, its insurance broker and a third party forensic auditor, that the losses are recoverable under the Company's insurance policies and is working through the claims process. Importantly, the lender's regular activities originating new loans or renewing existing loans ceased approximately 3 years ago when management changed reporting lines and instituted stricter controls on extensions of credit. Since, the lender's activities since have centered on servicing the loans with proceeds from the past extensions.

Because of the size and timing of the fraudulent loans, a substantial portion of the loss is reflected in opening equity for the prior periods in the tables at the end of the press release. Reported periods in the table have been adjusted for intra-period losses attributable to the fraud and is primarily comprised of interest reversals. No potential recovery of losses from insurance has been recorded at this time while documentation is underway.

Mr. Zember commented, "While the accounting impact from the fraud this quarter is to capital instead of earnings, the situation is unfortunate and frustrating, though isolated and insurable. Given that the fraud was uncovered late in the quarter, we are in the process of our forensic investigation to support the insurance claim to be filed, but expect future recoveries from the claim."

Financial Highlights for the Period Ended June 30, 2023

  Growth in average deposits of $494 million or 62% annualized versus the previous quarter.  New non-time deposit accounts for the quarter totaled 4,315 accounts with balances of $112 million at the end of the second quarter of 2023.
  Cumulative beta on the core bank's interest bearing deposits of only 23%.
  Loan production for the quarter of $165 million and loan growth of $130 million, or 17% annualized, from the previous quarter.
  Pro forma non-performing assets to total assets of 0.13% adjusting for contracts in place.
  Strong liquidity and capital ratios.
  Limited exposure to investor CRE, particularly office or retail.
  71% of loan growth in last 12 months has been either cash secured life premium or medical professional lending.
  Recently announced cost savings initiative and structural changes to branch and digital deposit gathering is expected to reduce costs by an estimated $9.4 million per year and is expected to be fully implemented by October 2023.
  Reduction in branch count will push total deposits per branch to approximately $153 million (including swept deposits) compared to approximately $85 million per branch at the end of 2022.
  Total deposits fully serviced by V1BE increased to $144 million from the prior quarter with 746 customers to the invitation only service.
  Uninsured deposits make up approximately 16% of total deposits at June 30, 2023.
  Mortgage banking profitable in Q2 with a pre-tax contribution of $647 thousand.

Net Interest Income

Continued upward pressure on deposit account rates and shifting from non-interest bearing to higher rate products are impacting interest expense and net interest income for the Company and the industry. Net interest income of $26.2 million increased during the quarter compared to the same period in 2022, but declined when compared to levels recorded in the first quarter of 2023. Net interest margin for the Company is further affected by excess cash balances that are 11% of average earning assets and investments in loans that have materially better credit quality metrics than the Bank's peer group. For the second quarter of 2023, the Company reported a core net interest margin of 3.00% which excludes the effect of the excess cash balances now in the Bank's sweep program.

Interest income on earning assets increased during the second quarter of 2023 to $52.7 million compared to $28.2 million for the same period in 2022 and $47.1 million during the first quarter of 2023. The majority of loan production in the second quarter of 2023 (66%) was either one year loans on fully cash secured lending in the Company's life insurance premium division or lending to medical professionals in the Company's Panacea division. Production yields across Panacea and Life Premium Finance averaged 7.61%, assuming benefit of an interest rate swap implemented in the second quarter of 2023, versus 7.26% in the first quarter of 2023.

While interest income continued to increase in the second quarter of 2023, incremental costs of interest bearing deposits has increased at a faster pace. Management has used industry leading liquidity levels to intensely manage the core bank's interest expense in-line or below its direct competition while at the same time exploiting the opportunity to grow accounts on the national platform with acquisition rates that are initially 100 to 150 basis points higher than the long-term maintenance rates for these accounts. Management expects that, with the sweep program in place, this acquisition strategy will have no impact on the Company's margin or capital ratios while positioning the Company to have a funding source that is profitable and has the growth potential of banks five to ten times the size of Primis Bank.

The core bank's relatively attractive deposit position is seen below:

	2Q23	1Q23	4Q22	3Q22	2Q22

Core Bank Int. Exp.	$ 11,823	$ 9,343	$ 5,183	$ 3,287	$ 2,311
Digital Platform Int. Exp.	$ 12,960	$ 5,701	$ 127	$ 0	$ 0

Core Bank Avg. Noninterest-bearing	$ 472,416	$ 555,771	$ 648,051	$ 665,000	$ 596,693
Core Bank Avg. Interest-bearing deposits (IBD)	$2,155,212	$2,149,650	$2,027,211	$2,027,332	$2,057,708
Digital Platform Avg. IBD	$1,052,603	$ 481,072	$ 14,691	$ 89	$ 47

Core Bank Cost of IBD	2.20%	1.76%	1.01%	0.64%	0.45%
Core Bank Cost of Deposits	1.80%	1.40%	0.77%	0.48%	0.35%
Digital Platform Cost of IBD	4.94%	4.81%	3.42%	0.55%	0.45%

Avg. 3M FHLB Advance Rate	5.31%	4.96%	4.40%	2.93%	1.31%

During the second quarter of 2023, the core bank opened $49 million of new non-CD accounts with initial weighted average costs of 1.4%. This level of sales activity first illustrates a potential slowdown in rising rates as well as success with the Company's proprietary banking delivery service, V1BE, which contributes heavily to new sales of commercial checking accounts. During the quarter, customers using the service, which is by invitation only, increased to 746 with total deposits of $144 million. This compares favorably to customers at December 31, 2022 when the Company had 495 customers with balances of $89 million on the platform.

National platform sales during the quarter centered on savings and interest checking and amounted to growth of $87 million. The Company slowed new account openings during the quarter to train excess resources that were moved from the core bank platform to the national platform. We expect these new resources will allow the Company to accelerate account opening and customer outreach throughout the remaining months of 2023. At the end of the second quarter of 2023, there were approximately 13,000 accounts on the platform serviced by 7 bank professionals and with an average balance and customer age of $75 thousand and 48 years old, respectively.

Noninterest Income

Noninterest income decreased during the second quarter to $8.5 million when compared to $11.5 million in the first quarter of 2023. The Company began accounting for certain third party credit enhancements on consumer lending during the third quarter of 2022 and purchased the mortgage platform in the second quarter of 2022. Excluding credit enhancement income, noninterest income increased $0.7 million to $7.3 million in the second quarter of 2023, largely due to increased mortgage banking revenue.

During the second quarter of 2023, the Bank realized $0.2 million of gains associated with a small sale of Panacea commercial loans. Management continues efforts to secure additional buyers for the division's consumer and commercial loans and believes sales of $50 - $100 million are likely in 2023.

Noninterest Expense

Noninterest expense was $30.6 million for the second quarter of 2023, compared to $27.4 million for the first quarter of 2023. Noninterest expense for the second quarter of 2023 and the first quarter of 2023 included $515 thousand and $873 thousand, respectively, of servicing and other expenses for a third-party managed loan portfolio. The second quarter of 2023 also included $1.5 million of nonrecurring expenses discussed above versus none in the first quarter of 2023. Noninterest expense adjusted for third-party portfolio expenses, branch consolidation costs, other restructuring costs and unfunded commitment reserve impacts was $28.8 million and $26.5 million for the second and first quarter of 2023, respectively. Included in noninterest expense was $5.3 million in expenses related to Primis Mortgage in the second quarter of 2023 versus $5.0 million in the first quarter of 2023 with increased mortgage-related expenses driven by increased activity.

Excluding mortgage, nonrecurring expenses and the third party expenses described above, noninterest expense for the second quarter of 2023 was $23.5 million versus $21.5 million in the linked-quarter. Compensation and benefits excluding mortgage was $9.6 million in the second quarter of 2023, down from $10.8 million during the first quarter of 2023, primarily due to attrition and reduction in cash bonus accruals. Offsetting this reduction, FDIC insurance costs increased $0.7 million in the second quarter of 2023 due to the substantial increase in deposits this year. FDIC insurance costs are expected to decline over the next two quarters as excess deposits are swept to other banks. Data processing costs were higher by $0.9 million due to high account opening activity late in the first quarter and early in the second quarter of 2023 and which has now abated. The second quarter of 2023 also included approximately $0.4 million of expense to rebuild and replace debit card stock. Lastly, the second quarter of 2023 included $0.2 million of expenses for delinquent taxes for the nonperforming loans in the process of selling.

Loan Portfolio and Asset Quality

Loans held for investment increased to $3.17 billion at June 30, 2023, compared to $3.04 billion at March 31, 2023. Loans held for investment grew at an annualized rate of 17.1%, net of a decline in PPP balances, in the second quarter of 2023. Loan growth was particularly strong in the Life Premium Finance division in the second quarter of 2023, as discussed below.

Nonperforming assets, excluding portions guaranteed by the SBA, were $24.7 million at June 30, 2023, compared to $32.8 million at March 31, 2023, while loans rated substandard or doubtful decreased to $33.7 million in the second quarter of 2023 from $39.5 million in the first quarter of 2023. As discussed above, a substantial portion of the Bank's nonperforming assets in previous periods were comprised of two relationships with a combined balance of approximately $27 million. A large residential property with a balance of approximately $8 million included in that total was sold in the second quarter of 2023. The other relationship, primarily consisting of assisted living facilities, is currently at the end of a receiver-managed marketing process with all three facilities under contract to close in the third quarter of 2023. At that point, the Bank would have approximately $5 million of nonperforming loans. The Bank had no other real estate owned at the end of the second quarter of 2023.

The Company recorded a provision for loan losses of $4.3 million for the second quarter of 2023 versus $5.2 million for the first quarter of 2023. Of this provision, $1.4 million was due to charge-offs for the loan portfolio with a third-party credit enhancement described previously. This portion of the provision is fully offset by a gain recorded in noninterest income and has no effect on net income. Excluding this provision amount, the provision for loan losses would have been $2.96 million for the second quarter of 2023. $2.3 million of this provision was to increase specific impairments for the pending nonperforming loan resolutions detailed above. As a percentage of loans, excluding PPP balances, the allowance for credit losses was 1.21% and 1.18% at the end of the second and first quarter of 2023, respectively.

Net charge-offs were $1.6 million for the second quarter of 2023, down from $4.0 million for the first quarter of 2023. Excluding the losses that are covered by a third-party, the second quarter of 2023 would have experienced $0.2 million of net charge-offs versus $2.1 million of net charge-offs in the first quarter of 2023.

Deposits and Funding

Total deposits on balance sheet decreased to $3.32 billion from $3.67 billion at March 31, 2023 and were essentially flat at $3.66 billion including excess deposits swept off the balance sheet at June 30, 2023. Swept deposits receive full FDIC coverage, bringing the Bank's percentage of uninsured or unsecured deposits down to 15.8%. Liquidity sources represent almost 220% of uninsured or unsecured deposits, up substantially from December 31, 2022.

The Bank paid off $25 million of brokered CDs in the second quarter and has another $75 million of brokered CDs that mature later in 2023. The Bank has no other wholesale funding and has $348 million of deposits currently sweeping to other banks. The cost of the swept deposits is materially cheaper than wholesale funding and available to fund further balance sheet growth as needed.

Digital Lines of Business

The Company operates two national lines of business that are focused primarily on lending to higher quality segments of the economy and a national digital platform for funding purposes. Management believes that over time the combined strategy can have margins in the 3.00%-3.25% range, efficiency ratios in the 30%-40% range and 50% less net charge-offs than traditional community bank commercial real estate.

Panacea continues to experience substantial growth alongside the development of its nationally-recognized brand. Panacea finished the second quarter of 2023 with approximately $292 million in outstanding loans, an increase of $35 million, or 14%, from March 31, 2023. As highlighted above, Panacea sold approximately $5 million of loans in the second quarter of 2023 for a pre-tax gain of $0.2 million. Panacea expects profitability to increase materially in the second half of 2023 due to higher gain on sale income in coming quarters.

Panacea-related deposits increased to $46.3 million at June 30, 2023, up 50% from March 31, 2023 and a substantially higher rate of growth than loan growth for the second quarter of 2023. Coupled with its loan sale strategy, Panacea expects to continue increasing the amount it self-funds its balance sheet.

The Life Premium Finance ("LPF") division, launched in late 2021, ended the second quarter of 2023 with outstanding balances, net of deferred fees, of $346 million, compared to $237 million at the end of the first quarter of 2023, or an increase of 46%. The LPF division increased profitability (including assumed cost of funds) at a higher rate than it grew earnings assets as it continues to experience meaningful operating leverage.

Primis Mortgage was profitable for the second quarter of 2023 with pre-tax income of $647 thousand. The locked pipeline ended the second quarter of 2023 at $61 million, up 15% from March 31, 2023 while loans funded increased to $184 million in the second quarter of 2023, up 50% from the first quarter of 2023.

Shareholders' Equity

Book value per share as of June 30, 2023 was $15.93, a decrease of $0.21 from March 31, 2023. Tangible book value per share(1) at the end of the second quarter of 2023 was $11.58, a decrease of $0.21 from March 31, 2023. Shareholders' equity was $393 million, or 10.21% of total assets, at June 30, 2023. Tangible common equity(1) at June 30, 2023 was $286 million, or 7.64% of tangible assets(1). Unrealized losses on the Company's available-for-sale securities portfolio increased by $2.6 million to $26.1 million due to marginal decreases in market interest rates during the second quarter of 2023. The Company has the wherewithal to hold these securities until maturity or recovery of the value and does not anticipate realizing any losses on the investments.

Additionally, the Board of Directors announced and declared a dividend of $0.10 per share payable on August 25, 2023 to shareholders of record on August 11, 2023. This is Primis' forty-seventh consecutive quarterly dividend.

About Primis Financial Corp.

As of June 30, 2023, Primis had $3.8 billion in total assets, $3.2 billion in total loans and $3.3 billion in total deposits. Primis Bank provides a range of financial services to individuals and small- and medium-sized businesses through thirty-two full-service branches in Virginia and Maryland and provides services to customers through certain online and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Financial Corp.
Matthew A. Switzer, EVP and CFO	1676 International Drive, Suite 900
Phone: (703) 893-7400	McLean, VA 22102

Primis Financial Corp., NASDAQ Symbol FRST
Website: www.primisbank.com

Conference Call

The Company's management will host a conference call to discuss its second quarter results on Friday, July 28, 2023 at 10:00 a.m. (ET). A live Webcast of the conference call is available at the following website: https://events.q4inc.com/attendee/322792474. Participants may also call 1-888-330-3573 and ask for the Primis Financial Corp. call. A replay of the teleconference will be available for 7 days by calling 1-800-770-2030 and providing Replay Access Code 4440924.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Primis uses non-GAAP financial measures to analyze its performance. The measures entitled net income adjusted for nonrecurring income and expenses; pre-tax pre-provision operating earnings; operating return on average assets; pre-tax pre-provision operating return on average assets; operating return on average equity; operating return on average tangible equity; operating efficiency ratio; operating earnings per share – basic; operating earnings per share – diluted; tangible book value per share; tangible common equity; tangible common equity to tangible assets; and core net interest margin are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. We use the term "operating" to describe a financial measure that excludes income or expense considered to be non-recurring in nature. Items identified as non-operating are those that, when excluded from a reported financial measure, provide management or the reader with a measure that may be more indicative of forward-looking trends in our business. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the Reconciliation of Non-GAAP Items table.

Management believes that these non-GAAP financial measures provide additional useful information about Primis that allows management and investors to evaluate the ongoing operating results, financial strength and performance of Primis and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Primis' performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Primis. Non-GAAP financial measures are not standardized and, therefore, it may not be possible to compare these measures with other companies that present measures having the same or similar names.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute "forward-looking statements" within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements can generally be identified by such words as "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and other similar words or expressions of the future or otherwise regarding the outlook for the Company's future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, but are not limited to, our expectations regarding our future operating and financial performance, including our outlook and long-term goals for future growth and new offerings and services; our expectations regarding net interest margin; expectations on our growth strategy, expense management, capital management and future profitability; expectations on credit quality and performance; and the assumptions underlying our expectations.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Factors that might cause such differences include, but are not limited to: the Company's ability to implement its various strategic and growth initiatives, including its recently established Panacea Financial and Life Premium Finance Divisions, new digital banking platform, V1BE fulfillment service and Primis Mortgage Company; competitive pressures among financial institutions increasing significantly; changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices; changes in management's plans for the future; credit risk associated with our lending activities; changes in interest rates, inflation, loan demand, real estate values, or competition, as well as labor shortages and supply chain disruptions; changes in accounting principles, policies, or guidelines; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions; potential impacts of the recent adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; potential increases in the provision for credit losses; and other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company's management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company's filings with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2022, under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors," and in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Primis Financial Corp.
Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	For Three Months Ended:					Variance - 2Q 2023 vs.				For Six Months Ended:		Variance

Selected Performance Ratios:	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2023		2Q 2022		2Q 2023	2Q 2022	YTD
Return on average assets	(0.02%)	0.62%	0.35%	0.61%	0.62%	(64)	bps	(64)	bps	0.29%	0.58%	(30)	bps
Operating return on average assets(1)	0.09%	0.62%	0.08%	0.64%	0.75%	(53)		(66)		0.34%	0.65%	(31)
Pre-tax pre-provision return on average assets(1)	0.37%	1.31%	1.32%	1.16%	0.83%	(94)		(46)		0.55%	0.78%	(23)
Pre-tax pre-provision operating return on average assets(1)	0.51%	1.31%	0.98%	1.20%	0.99%	(80)		(48)		0.63%	0.87%	(24)
Return on average equity	(0.19%)	5.98%	3.04%	4.98%	4.89%	(616)		(508)		2.88%	4.67%	(179)
Operating return on average equity(1)	0.98%	5.98%	0.71%	5.22%	5.90%	(500)		(492)		3.46%	5.22%	(175)
Operating return on average tangible equity(1)	1.33%	8.14%	0.98%	7.15%	8.05%	(681)		(671)		4.72%	7.06%	(233)
Cost of funds	2.81%	2.19%	1.19%	0.71%	0.53%	62		228		2.52%	0.52%	200
Net interest margin	2.65%	3.15%	3.67%	3.57%	3.33%	(50)		(68)		2.89%	3.14%	(25)
Core net interest margin(1)	2.65%	3.16%	3.68%	3.58%	3.35%	(51)		(70)		2.89%	3.15%	(26)
Gross loans to deposits	95.68%	82.92%	108.24%	100.98%	97.90%	13	pts	(2)	pts	95.68%	97.90%	(2)	pts
Efficiency ratio	88.19%	68.69%	71.82%	71.93%	75.26%	20		1,293		77.75%	75.79%	196
Operating efficiency ratio(1)	83.90%	68.69%	76.78%	70.99%	70.48%	15		1,342		75.76%	73.08%	268

Per Share Data:
Earnings per share - Basic	$ (0.01)	$ 0.24	$ 0.12	$ 0.20	$ 0.20	(103.16)%		(103.79)%		$ 0.23	$ 0.39	(39.40)%
Operating earnings per share - Basic(1)	$ 0.04	$ 0.24	$ 0.03	$ 0.21	$ 0.24	(84)		(83.66)		$ 0.28	$ 0.43	(34.84)
Earnings per share - Diluted	$ (0.01)	$ 0.24	$ 0.12	$ 0.20	$ 0.20	(103.16)		(103.81)		$ 0.23	$ 0.38	(39.23)
Operating earnings per share - Diluted(1)	$ 0.04	$ 0.24	$ 0.03	$ 0.21	$ 0.24	(84)		(83.61)		$ 0.28	$ 0.43	(34.62)
Book value per share	$ 15.93	$ 16.14	$ 15.90	$ 15.82	$ 16.10	(1.35)		(1.05)		$ 15.93	$ 16.10	(1.05)
Tangible book value per share(1)	$ 11.58	$ 11.79	$ 11.53	$ 11.43	$ 11.69	(1.73)		(0.93)		$ 11.58	$ 11.69	(0.93)
Cash dividend per share	$ 0.10	$ 0.10	$ 0.10	$ 0.10	$ 0.10	-		-		$ 0.20	$ 0.20	-
Weighted average shares outstanding - Basic	24,638,505	24,625,943	24,601,108	24,576,887	24,562,753	0.05		0.31		24,632,259	24,533,512	0.40
Weighted average shares outstanding - Diluted	24,688,141	24,685,206	24,685,663	24,688,422	24,681,425	0.01		0.03		24,685,072	24,666,486	0.08
Shares outstanding at end of period	24,690,064	24,685,064	24,680,097	24,650,239	24,650,239	0.02%		0.16%		24,690,064	24,650,239	0.16%

Asset Quality Ratios:
Non-performing assets as a percent of total assets, excluding SBA guarantees	0.64%	0.78%	0.98%	1.11%	0.61%	(14)	bps	3	bps	0.64%	0.61%	3	bps
Net charge-offs (recoveries) as a percent of average loans (annualized)	0.20%	0.53%	0.74%	0.17%	(0.06%)	(33)		27		0.18%	(0.04%)	22
Core net charge-offs (recoveries) as a percent of average loans (annualized)(2)	0.02%	0.28%	0.53%	0.17%	(0.06%)	(26)		9		0.07%	(0.04%)	11
Allowance for credit losses to total loans	1.21%	1.17%	1.17%	1.17%	1.15%	4		6		1.21%	1.15%	6
Allowance for credit losses to total loans (excluding PPP loans)	1.21%	1.18%	1.17%	1.17%	1.16%	4		5		1.21%	1.16%	5

Capital Ratios:
Equity to assets	10.22%	9.48%	10.99%	11.62%	12.27%	74	bps	(205)	bps
Tangible common equity to tangible assets(1)	7.64%	7.10%	8.22%	8.68%	9.22%	54		(158)
Leverage ratio(3)	7.84%	8.59%	9.48%	10.11%	10.31%	(75)		(247)
Common equity tier 1 capital ratio(3)	10.03%	10.04%	10.54%	11.17%	11.59%	(1)		(156)
Tier 1 risk-based capital ratio(3)	10.36%	10.36%	10.88%	11.53%	11.97%	0		(161)
Total risk-based capital ratio(3)	14.04%	14.20%	14.80%	15.71%	16.29%	(16)		(225)

(1) See Reconciliation of Non-GAAP financial measures.
(2) Excludes third-party charge-offs.
(3) June 30, 2023 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C.

Primis Financial Corp.
(Dollars in thousands)	As Of :					Variance - 2Q 2023 vs.

Condensed Consolidated Balance Sheets (unaudited)	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2023	2Q 2022
Assets
Cash and cash equivalents	$ 100,868	$ 607,125	$ 77,859	$ 97,738	$ 70,721	(83.39)%	42.63%
Investment securities-available for sale	223,087	231,468	236,315	238,891	257,180	(3.62)	(13.26)
Investment securities-held to maturity	12,378	13,115	13,520	14,391	14,978	(5.62)	(17.36)
Loans held for sale	57,704	42,011	27,626	13,388	16,096	37.35	258.50
Loans receivable, net of deferred fees	3,173,638	3,041,533	2,946,637	2,734,887	2,626,598	4.34	20.83
Allowance for credit losses	(38,414)	(35,727)	(34,544)	(31,956)	(30,209)	7.52	27.16
Net loans	3,135,224	3,005,806	2,912,093	2,702,931	2,596,389	4.31	20.75
Stock in Federal Reserve Bank and Federal Home Loan Bank	12,083	12,083	25,815	16,689	12,940	-	(6.62)
Bank premises and equipment, net	25,298	25,136	25,257	25,534	26,113	0.64	(3.12)
Operating lease right-of-use assets	10,707	9,352	5,335	5,511	4,777	14.49	124.14
Goodwill and other intangible assets	107,215	107,539	107,863	108,170	108,524	(0.30)	(1.21)
Assets held for sale, net	3,115	3,115	3,115	3,127	3,127	-	(0.38)
Bank-owned life insurance	67,985	67,591	67,201	67,519	67,339	0.58	0.96
Other real estate owned	-	-	-	1,041	1,041	-	(100.00)
Deferred tax assets, net	20,391	18,825	18,289	17,892	14,658	8.32	39.11
Other assets	72,438	60,260	49,310	42,428	40,811	20.21	77.50
Total assets	$ 3,848,493	$ 4,203,426	$ 3,569,598	$ 3,355,250	$ 3,234,694	(8.44)%	18.98%

Liabilities and stockholders' equity
Demand deposits	$ 480,832	$ 497,531	$ 582,556	$ 687,272	$ 653,181	(3.36)%	(26.39)%
NOW accounts	817,725	835,348	617,687	637,786	677,237	(2.11)	20.74
Money market accounts	850,359	865,115	811,365	803,050	802,953	(1.71)	5.90
Savings accounts	696,750	971,439	245,713	217,220	220,211	(28.28)	216.40
Time deposits	471,330	498,564	465,057	362,992	329,223	(5.46)	43.16
Total deposits	3,316,996	3,667,997	2,722,378	2,708,320	2,682,805	(9.57)	23.64
Securities sold under agreements to repurchase - short term	3,921	4,346	6,445	9,886	10,020	(9.78)	(60.87)
Federal Home Loan Bank advances	-	-	325,000	125,000	25,000	-	(100.00)
Subordinated debt and notes	95,453	95,382	95,312	95,241	95,170	0.07	0.30
Operating lease liabilities	11,546	9,799	5,767	6,044	5,299	17.83	117.89
Other liabilities	27,361	27,397	22,232	20,863	19,647	(0.13)	39.26
Total liabilities	3,455,277	3,804,921	3,177,134	2,965,354	2,837,941	(9.19)	21.75
Stockholders' equity	393,216	398,505	392,464	389,896	396,753	(1.33)	(0.89)
Total liabilities and stockholders' equity	$ 3,848,493	$ 4,203,426	$ 3,569,598	$ 3,355,250	$ 3,234,694	(8.44)%	18.98%

Tangible common equity(1)	$ 286,001	$ 290,966	$ 284,601	$ 281,726	$ 288,229	(1.71)%	(0.77)%

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:					Variance - 2Q 2023 vs.		For Six Months Ended:		Variance

Condensed Consolidated Statement of Operations (unaudited)	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2023	2Q 2022	2Q 2023	2Q 2022	YTD
Interest and dividend income	$ 52,679	$ 47,114	$ 38,595	$ 32,561	$ 28,230	11.81%	86.61%	$ 99,793	$ 54,789	82.14%
Interest expense	26,522	18,749	9,058	5,146	3,652	41.46	NM	45,271	7,383	NM
Net interest income	26,157	28,365	29,537	27,415	24,578	(7.79)	6.42	54,522	47,406	15.01
Provision for (recovery of) credit losses	4,301	5,187	7,860	2,890	422	(17.08)	NM	9,488	521	NM
Net interest income after provision for (recovery of) credit losses	21,856	23,178	21,677	24,525	24,156	(5.71)	(9.52)	45,034	46,885	(3.95)
Account maintenance and deposit service fees	1,430	1,216	1,427	1,525	1,442	17.60	(0.83)	2,646	2,793	(5.26)
Income from bank-owned life insurance	394	420	847	394	378	(6.19)	4.23	814	753	8.10
Mortgage banking income	5,198	4,315	2,264	2,197	593	20.46	NM	9,513	593	NM
Gain on sale of loans	182	478	-	-	-	(61.85)	-	660	-	-
Credit enhancement income	1,152	4,886	1,822	1,220	-	(76.42)	-	6,038	-	-
Gain on sale of other investment	-	-	4,411	-	-	-	-	-	-	-
Other	130	217	217	284	217	(40.09)	(40.09)	347	581	(40.28)
Noninterest income	8,486	11,532	10,988	5,620	2,630	(26.41)	222.67	20,018	4,720	NM
Employee compensation and benefits	15,283	15,028	16,213	12,594	10,573	1.70	44.55	30,311	20,198	50.07
Occupancy and equipment expenses	3,445	3,022	2,899	2,857	2,546	14.00	35.31	6,467	5,103	26.73
Amortization of intangible assets	318	317	317	326	341	0.32	(6.74)	635	682	(6.89)
Virginia franchise tax expense	848	849	814	813	814	(0.12)	4.18	1,697	1,627	4.30
Data processing expense	2,828	2,251	1,702	1,528	1,293	25.63	118.72	5,079	2,783	82.50
Marketing expense	521	569	933	938	731	(8.44)	(28.73)	1,090	1,196	(8.86)
Telecommunication and communication expense	416	377	343	342	366	10.34	13.66	793	748	6.02
Net (gain) loss on other real estate owned	-	-	131	-	-	-	-	-	(59)	(100.00)
Loss on bank premises and equipment	-	-	-	64	620	-	(100.00)	-	620	(100.00)
Professional fees	1,075	862	1,605	1,261	827	24.71	29.99	1,937	1,921	0.83
Credit enhancement costs	515	873	1,369	-	-	(41.01)	-	1,388	-	-
Other expenses	5,303	3,256	2,780	3,038	2,366	62.90	124.17	8,559	4,690	82.50
Noninterest expense	30,552	27,404	29,106	23,761	20,477	11.49	49.20	57,956	39,509	46.69
Income before income taxes	(210)	7,306	3,559	6,384	6,309	(102.88)	(103.33)	7,096	12,097	(41.34)
Income tax expense	(22)	1,353	519	1,359	1,361	(101.61)	(101.60)	1,331	2,612	(49.03)
Net Income	$ (188)	$ 5,953	$ 3,040	$ 5,025	$ 4,948	(103.16)	(103.81)	5,765	9,484	(39.21)

(1) See Reconciliation of Non-GAAP financial measures.
The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.
(Dollars in thousands)	As Of:					Variance - 2Q 2023 vs.

Loan Portfolio Composition	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2023	2Q 2022
Loans held for sale	$ 57,704	$ 42,011	$ 27,626	$ 13,388	$ 16,096	37.35%	258.50%
Loans secured by real estate:
Commercial real estate - owner occupied	448,624	460,245	461,126	437,636	433,840	(2.52)	3.41
Commercial real estate - non-owner occupied	597,254	577,481	581,168	573,732	600,436	3.42	(0.53)
Secured by farmland	6,577	6,258	7,290	7,706	8,159	5.10	(19.39)
Construction and land development	175,141	151,950	148,762	138,371	117,604	15.26	48.92
Residential 1-4 family	592,756	607,118	610,919	616,764	607,548	(2.37)	(2.43)
Multi-family residential	133,754	139,978	140,321	137,253	144,406	(4.45)	(7.38)
Home equity lines of credit	62,808	64,606	65,152	65,852	69,860	(2.78)	(10.09)
Total real estate loans	2,016,914	2,007,636	2,014,738	1,977,314	1,981,853	0.46	1.77

Commercial loans	585,442	546,042	522,057	469,881	447,529	7.22	30.82
Paycheck Protection Program loans	2,143	2,603	4,564	8,014	17,525	(17.67)	(87.77)
Consumer loans	569,139	485,252	405,278	279,678	179,691	17.29	216.73
Loans receivable, net of deferred fees	$ 3,173,638	$ 3,041,533	$ 2,946,637	$ 2,734,887	$ 2,626,598	4.34%	20.83%

Loans by Risk Grade:
Pass, not graded	$ -	$ -	$ -	$ -	$ -	-%	-%
Pass Grade 1 - Highest Quality	743	607	600	616	609	22.41	22.00
Pass Grade 2 - Good Quality	367,950	253,665	209,605	149,389	129,571	45.05	183.98
Pass Grade 3 - Satisfactory Quality	1,624,626	1,596,091	1,590,765	1,519,765	1,512,455	1.79	7.42
Pass Grade 4 - Pass	1,114,218	1,123,393	1,072,352	982,412	889,109	(0.82)	25.32
Pass Grade 5 - Special Mention	32,383	28,273	32,278	35,410	67,736	14.54	(52.19)
Grade 6 - Substandard	33,718	39,504	41,037	47,295	27,118	(14.65)	24.34
Grade 7 - Doubtful	-	-	-	-	-	-	-
Grade 8 - Loss	-	-	-	-	-	-	-
Total loans	$ 3,173,638	$ 3,041,533	$ 2,946,637	$ 2,734,887	$ 2,626,598	4.34%	20.83%

(Dollars in thousands)	As Of or For Three Months Ended:

Asset Quality Information	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022
Allowance for Credit Losses:
Balance at beginning of period	$ (35,727)	$ (34,544)	$ (31,956)	$ (30,209)	$ (29,379)
(Provision for) / recovery of allowance for credit losses	(4,301)	(5,187)	(7,860)	(2,890)	(422)
Net charge-offs	1,614	4,004	5,272	1,143	(408)
Ending balance	$ (38,414)	$ (35,727)	$ (34,544)	$ (31,956)	$ (30,209)

Reserve for Unfunded Commitments:
Balance at beginning of period	$ (1,507)	$ (1,416)	$ (1,380)	$ (1,069)	$ (1,237)
(Expense for) / recovery of unfunded loan commitment reserve	234	(91)	(36)	(311)	168
Total Reserve for Unfunded Commitments	$ (1,273)	$ (1,507)	$ (1,416)	$ (1,380)	$ (1,069)

	As Of:					Variance - 2Q 2023 vs.

Non-Performing Assets:	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2023	2Q 2022
Nonaccrual loans	$ 25,290	$ 33,397	$ 35,484	$ 36,851	$ 19,635	(24.28)%	28.80%
Accruing loans delinquent 90 days or more	1,714	1,625	3,361	1,855	1,512	5.48	13.36
Total non-performing loans	27,004	35,022	38,845	38,706	21,147	(22.90)	27.69
Other real estate owned	-	-	-	1,041	1,041	-	(100.00)
Total non-performing assets	$ 27,004	$ 35,022	$ 38,845	$ 39,747	$ 22,188	(22.90)	21.70
SBA guaranteed portion of non-performing loans	$ 2,331	$ 2,206	$ 3,969	$ 2,573	$ 2,319	5.67	0.52

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:					Variance - 2Q 2021 vs.				For Six Months Ended:		Variance

Average Balance Sheet	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022	1Q 2023		2Q 2022		2Q 2023	2Q 2022	YTD
Assets
Loans held for sale	$ 48,698	$ 25,346	$ 22,413	$ 21,199	$ 6,936	92.13%		NM	%	$ 37,086	$ 3,487	NM	%
Loans, net of deferred fees	3,101,946	2,989,766	2,822,693	2,667,406	2,507,779	3.75		23.69		3,047,259	2,433,593	25.22
Investment securities	240,700	246,402	253,345	269,780	287,722	(2.31)		(16.34)		243,536	295,036	(17.46)
Other earning assets	568,251	388,327	92,604	90,268	158,817	46.33		257.80		478,786	312,033	53.44
Total earning assets	3,959,595	3,649,841	3,191,055	3,048,653	2,961,254	8.49		33.71		3,806,667	3,044,149	25.05
Other assets	259,048	254,223	246,853	234,642	229,208	1.90		13.02		256,558	227,929	12.56
Total assets	$ 4,218,643	$ 3,904,064	$ 3,437,908	$ 3,283,295	$ 3,190,462	8.06%		32.23%		$ 4,063,225	$ 3,272,078	24.18%

Liabilities and stockholders' equity
Demand deposits	$ 473,295	$ 556,479	$ 648,151	$ 665,020	$ 596,714	(14.95)%		(20.68)%		$ 514,657	$ 571,264	(9.91)%
Interest-bearing liabilities:
NOW and other demand accounts	826,598	722,584	624,868	660,387	695,481	14.39		18.85		774,878	756,118	2.48
Money market accounts	858,532	824,541	805,303	803,860	810,781	4.12		5.89		841,630	810,124	3.89
Savings accounts	1,026,085	593,823	232,543	219,167	222,274	72.79		NM		811,148	223,489	262.95
Time deposits	495,721	489,066	379,088	343,986	329,198	1.36		50.58		492,412	339,724	44.94
Total Deposits	3,680,231	3,186,493	2,689,953	2,692,420	2,654,448	15.49		38.64		3,434,725	2,700,719	27.18
Borrowings	99,794	284,946	325,100	166,621	107,784	(64.98)		(7.41)		191,859	139,363	37.67
Total Funding	3,780,025	3,471,439	3,015,053	2,859,041	2,762,232	8.89		36.85		3,626,584	2,840,082	27.69
Other Liabilities	37,265	28,592	26,318	23,832	22,095	30.33		68.66		33,135	22,573	46.79
Stockholders' equity	401,353	404,033	396,537	400,422	406,135	(0.66)		(1.18)		403,506	409,423	(1.45)
Total liabilities and stockholders' equity	$ 4,218,643	$ 3,904,064	$ 3,437,908	$ 3,283,295	$ 3,190,462	8.06%		32.23%		$ 4,063,225	$ 3,272,078	24.18%

Memo: Average PPP loans	$ 2,407	$ 3,001	$ 5,926	$ 11,868	$ 23,950	(19.79)%		(89.95)%		$ 2,702	$ 37,644	(92.82)%

Net Interest Income
Loans held for sale	$ 700	$ 391	$ 349	$ 263	$ 93	79.03%		NM	%	$ 1,091	$ 93	NM	%
Loans	43,270	40,915	35,841	30,225	26,244	5.75		64.88		84,185	50,967	65.17
Investment securities	1,551	1,584	1,571	1,518	1,445	(2.08)		7.34		3,135	2,874	9.08
Other earning assets	7,158	4,224	834	555	448	69.46		NM		11,382	855	NM
Total Earning Assets	52,679	47,114	38,595	32,561	28,230	11.81		86.61		99,793	54,789	82.14

Non-interest bearing DDA	-	-	-	-	-	-		-		-	-	-
NOW and other interest-bearing demand accounts	4,343	2,267	544	536	556	91.57		NM		6,610	1,222	NM
Money market accounts	6,231	4,801	2,894	1,667	938	29.79		NM		11,032	1,797	NM
Savings accounts	10,405	4,750	305	141	142	119.05		NM		15,156	291	NM
Time deposits	3,804	3,226	1,567	943	674	17.92		NM		7,029	1,374	NM
Total Deposit Costs	24,783	15,044	5,310	3,287	2,310	64.74		NM		39,827	4,684	NM

Borrowings	1,739	3,705	3,748	1,859	1,342	(53.06)		29.58		5,444	2,699	101.70
Total Funding Costs	26,522	18,749	9,058	5,146	3,652	41.46		NM		45,271	7,383	NM

Net Interest Income	$ 26,157	$ 28,365	$ 29,537	$ 27,415	$ 24,578	(7.79)%		6.42%		$ 54,522	$ 47,406	15.01%

Memo: SBA PPP loan interest and fee income	$ 6	$ 3	$ 14	$ 28	$ 59	100.00%		(89.83)%		$ 9	$ 494	(98.18)%
Memo: SBA PPP loan funding costs	$ 2	$ 3	$ 5	$ 10	$ 21	(33.33)%		(90.48)%		$ 6	$ 65	(90.77)%

Net Interest Margin
Loans held for sale	5.77%	6.26%	6.18%	4.92%	5.38%	(49)	bps	39	bps	5.93%	5.38%	55	bps
Loans	5.60%	5.55%	5.04%	4.50%	4.20%	4		140		5.57%	4.22%	135
Investments	2.58%	2.61%	2.46%	2.23%	2.01%	(3)		57		2.60%	1.96%	64
Other Earning Assets	5.05%	4.41%	3.57%	2.44%	1.13%	64		392		4.79%	0.55%	424
Total Earning Assets	5.34%	5.24%	4.80%	4.24%	3.82%	10		151		5.29%	3.63%	166

NOW	2.11%	1.27%	0.35%	0.32%	0.32%	84		179		1.72%	0.33%	139
MMDA	2.91%	2.36%	1.43%	0.82%	0.46%	55		245		2.64%	0.45%	219
Savings	4.07%	3.24%	0.52%	0.26%	0.26%	83		381		3.77%	0.26%	351
CDs	3.08%	2.68%	1.64%	1.09%	0.82%	40		226		2.88%	0.82%	206
Cost of Interest Bearing Deposits	3.10%	2.32%	1.03%	0.64%	0.45%	78		265		2.75%	0.44%	231
Cost of Deposits	2.70%	1.91%	0.78%	0.48%	0.35%	79		235		2.34%	0.35%	199
												-
Other Funding	6.99%	5.27%	4.57%	4.43%	4.99%	172		200		5.72%	3.91%	181
Total Cost of Funds	2.81%	2.19%	1.19%	0.71%	0.53%	62		228		2.52%	0.52%	200

Net Interest Margin	2.65%	3.15%	3.67%	3.57%	3.33%	(50)		(68)		2.89%	3.14%	(25)
Net Interest Spread	2.12%	2.63%	3.28%	3.31%	3.15%	(51)		(103)		2.35%	2.97%	(62)

Memo: Excluding SBA PPP loans
Loans	5.60%	5.56%	5.05%	4.51%	4.23%	4	bps	137	bps	5.58%	4.25%	133	bps
Total Earning Assets	5.34%	5.24%	4.81%	4.25%	3.85%	10		149		5.29%	3.64%	165
Net Interest Margin*	2.65%	3.15%	3.68%	3.58%	3.35%	(50)		(70)		2.89%	3.15%	(26)

*Net interest margin excluding the effect of SBA PPP loans assumes a funding cost of 35bps on average PPP balances in all applicable periods
The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.
(Dollars in thousands, except per share data)	For Three Months Ended:					For Six Months Ended:

Reconciliation of Non-GAAP items:	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022	2Q 2023	2Q 2022
Net income	$ (188)	$ 5,953	$ 3,040	$ 5,025	$ 4,948	$ 5,765	$ 9,484
Non-GAAP adjustments to Net Income:
Branch Consolidation / Other restructuring	1,488	-	1,175	308	901	1,488	901
(Gain) on sale of Infinex investment	-	-	(4,144)	-	-	-	-
Merger expenses	-	-	-	-	401	-	516
Income tax effect	(321)	-	641	(67)	(281)	(321)	(306)
Net income adjusted for nonrecurring income and expenses	$ 979	$ 5,953	$ 712	$ 5,266	$ 5,969	$ 6,932	$ 10,595

Net income	$ (188)	$ 5,953	$ 3,040	$ 5,025	$ 4,948	$ 5,765	$ 9,484
Income tax expense	(22)	1,353	519	1,359	1,361	1,331	2,612
Provision for credit losses (incl. unfunded commitment expense)	4,067	5,278	7,896	3,201	254	4,067	613
Pre-tax pre-provision earnings	$ 3,857	$ 12,584	$ 11,455	$ 9,585	$ 6,563	$ 11,164	$ 12,710
Effect of adjustment for nonrecurring income and expenses	1,488	-	(2,969)	308	1,302	1,488	1,417
Pre-tax pre-provision operating earnings	$ 5,345	$ 12,584	$ 8,486	$ 9,893	$ 7,865	$ 12,652	$ 14,127

Return on average assets	(0.02%)	0.62%	0.35%	0.61%	0.62%	0.29%	0.58%
Effect of adjustment for nonrecurring income and expenses	0.11%	0.00%	(0.27%)	0.03%	0.13%	0.06%	0.07%
Operating return on average assets	0.09%	0.62%	0.08%	0.64%	0.75%	0.34%	0.65%

Return on average assets	(0.02%)	0.62%	0.35%	0.61%	0.62%	0.29%	0.58%
Effect of tax expense	(0.00%)	0.14%	0.06%	0.16%	0.17%	0.07%	0.16%
Effect of provision for credit losses (incl. unfunded commitment expense)	0.39%	0.55%	0.91%	0.39%	0.03%	0.20%	0.04%
Pre-tax pre-provision return on average assets	0.37%	1.31%	1.32%	1.16%	0.83%	0.55%	0.78%
Effect of adjustment for nonrecurring income and expenses and expenses	0.14%	0.00%	(0.34%)	0.04%	0.16%	0.07%	0.09%
Pre-tax pre-provision operating return on average assets	0.51%	1.31%	0.98%	1.20%	0.99%	0.63%	0.87%

Return on average equity	(0.19%)	5.98%	3.04%	4.98%	4.89%	2.88%	4.67%
Effect of adjustment for nonrecurring income and expenses	1.17%	0.00%	(2.33%)	0.24%	1.01%	0.58%	0.55%
Operating return on average equity	0.98%	5.98%	0.71%	5.22%	5.90%	3.46%	5.22%
Effect of goodwill and other intangible assets	0.36%	2.17%	0.27%	1.93%	2.15%	1.26%	1.84%
Operating return on average tangible equity	1.33%	8.14%	0.98%	7.15%	8.05%	4.72%	7.06%

Efficiency ratio	88.19%	68.69%	71.82%	71.93%	75.26%	77.75%	75.79%
Effect of adjustment for nonrecurring income and expenses	(4.30%)	0.00%	4.95%	(0.93%)	(4.79%)	(2.00%)	(2.72%)
Operating efficiency ratio	83.90%	68.69%	76.78%	70.99%	70.48%	75.76%	73.08%

Earnings per share - Basic	$ (0.01)	$ 0.24	$ 0.12	$ 0.20	$ 0.20	$ 0.23	$ 0.39
Effect of adjustment for nonrecurring income and expenses	0.05	-	(0.09)	0.01	0.04	0.05	0.05
Operating earnings per share - Basic	$ 0.04	$ 0.24	$ 0.03	$ 0.21	$ 0.24	$ 0.28	$ 0.43

Earnings per share - Diluted	$ (0.01)	$ 0.24	$ 0.12	$ 0.20	$ 0.20	$ 0.23	$ 0.38
Effect of adjustment for nonrecurring income and expenses	0.05	-	(0.09)	0.01	0.04	0.05	0.05
Operating earnings per share - Diluted	$ 0.04	$ 0.24	$ 0.03	$ 0.21	$ 0.24	$ 0.28	$ 0.43

Book value per share	$ 15.93	$ 16.14	$ 15.90	$ 15.82	$ 16.10	$ 15.93	$ 16.10
Effect of goodwill and other intangible assets	(4.35)	(4.37)	(4.37)	(4.40)	(4.40)	(4.34)	(4.40)
Tangible book value per share	$ 11.58	$ 11.79	$ 11.53	$ 11.43	$ 11.69	$ 11.58	$ 11.69

Stockholders' equity	$ 393,216	$ 398,505	$ 392,464	$ 389,896	$ 396,753	$ 393,216	$ 396,753
Less goodwill and other intangible assets	(107,215)	(107,539)	(107,863)	(108,147)	(108,524)	(107,215)	(108,524)
Tangible common equity	$ 286,001	$ 290,966	$ 284,601	$ 281,749	$ 288,229	$ 286,001	$ 288,229

Equity to assets	10.22%	9.48%	10.99%	11.62%	12.27%	10.22%	12.27%
Effect of goodwill and other intangible assets	(2.57%)	(2.38%)	(2.77%)	(2.94%)	(3.05%)	(2.57%)	(3.05%)
Tangible common equity to tangible assets	7.64%	7.10%	8.22%	8.68%	9.22%	7.64%	9.22%

Net interest margin	2.65%	3.15%	3.67%	3.57%	3.33%	2.89%	3.14%
Effect of adjustments for PPP associated balances*	0.00%	0.01%	0.01%	0.01%	0.02%	0.00%	0.01%
Core net interest margin	2.65%	3.16%	3.68%	3.58%	3.35%	2.89%	3.15%

*Net interest margin excluding the effect of PPP loans assumes a funding cost of 35bps on average PPP balances in all applicable periods